Exhibit 1A-12

August 26, 2022

Atlis Motor Vehicles, Inc.

1828 N. Higley Road, Suite 116

Mesa, AZ 85205

Re:         Atlis Motor Vehicles, Inc. – Form 1-A POS

Ladies and Gentlemen:

We have acted as special counsel to Atlis Motor Vehicles, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Post Qualification Amendment No. 10 to Form 1-A POS originally qualified by the U.S. Securities and Exchange Commission (the “Commission”) on December 16, 2021 (the “Amended Offering Circular”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Amended Offering Circular relates to (i) the offer and sale of up to 910,910 shares of Class A common stock of the Company (the “Shares”), (ii) the listing of the Company’s Shares on the Nasdaq Stock Market LLC under the symbol “AMV,” and (iii) the merger and reorganization of the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, ATLIS, Inc., a Delaware corporation (“Holdco”) and a direct wholly owned subsidiary of the Company, and ATLIS MergerCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdco.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Amended Offering Circular and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that the Amended Offering Circular will have become qualified under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived and such transactions are consummated.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company as described in the Amended Offering Circular, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 1A-12 to the Amended Offering Circular and to the reference to our firm under the caption “Experts” in the Amended Offering Circular. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP